Exhibit 99.1

Contact:
Mike Lucarelli
Director of Investor Relations
781-461-3282

Anantha Chandrakasan to join the Analog Devices Board of Directors

NORWOOD, Mass.— Analog Devices, Inc. (Nasdaq: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that its Board of Directors has appointed Anantha Chandrakasan as an independent director on the Board, effective January 1, 2019. Dr. Chandrakasan is dean of MIT’s School of Engineering and the Vannevar Bush Professor of Electrical Engineering and Computer Science. In addition, Dr. Chandrakasan co-chairs the MIT–IBM Watson AI Lab and chairs the MIT-SenseTime Alliance on Artificial Intelligence and J-Clinic, the Abdul Latif Jameel Clinic for Machine Learning in Health at MIT.

"We are honored to welcome Anantha to the ADI Board. His impressive work at MIT and expertise in technologies that are shaping the future of information and communication, business, and indeed, society will be of great value to ADI," said Ray Stata, ADI Chairman of the Board. “We look forward to his contributions to the Company.”

Dr. Chandrakasan joined the MIT faculty in 1994 and was director of the Microsystems Technology Laboratories (MTL) from 2006 until he became the head of the Department of Electrical Engineering and Computer Science in 2011, a position that concluded with his appointment as dean in July 2017. He is an IEEE fellow, and in 2015 he was elected to the National Academy of Engineering. In addition, he has received many prestigious awards including the 2009 Semiconductor Industry Association (SIA) University Researcher Award, the 2013 IEEE Donald O. Pederson Award in Solid-State Circuits, an honorary doctorate from KU Leuven in 2016, and the UC Berkeley EE Distinguished Alumni Award.

Dr. Chandrakasan earned his bachelor’s, master’s and doctoral degrees in Electrical Engineering and Computer Sciences from the University of California, Berkeley.

About Analog Devices
Analog Devices (Nasdaq: ADI) is a leading global high-performance analog technology company dedicated to solving the toughest engineering challenges. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure, power, connect and interpret. Visit http://www.analog.com.